Aegion Corporation Appoints John L. Heggemann as Senior Vice President,

Corporate Controller and Chief Accounting Officer

St. Louis, Missouri – June 24, 2019 – Aegion Corporation (Nasdaq Global Select Market: AEGN) today announced the appointment of John L. Heggemann as its Senior Vice President, Corporate Controller and Chief Accounting Officer, effective June 24, 2019.

“I am very pleased to announce John’s appointment as Aegion’s new Corporate Controller,” said David Morris, Aegion’s Executive Vice President and Chief Financial Officer. “Over his more than 10 years at Aegion, John has demonstrated strong technical accounting skills and a keen financial acumen. John has been a valued financial partner to operations over the last several years and his deep operational accounting experience combined with his leadership skills, overall knowledge of Aegion and commitment to Aegion’s core values make him an outstanding selection to lead Aegion’s global accounting organization.”

Heggemann served as Aegion’s Vice President – Operational Finance, Middle East and Asia Pacific, based in Dubai UAE, from April 2018 to June 2019.  Prior to that, he served as a Senior Controller and Director of Cost Accounting in the Company’s Corrosion Protection Platform and a Plant/Manufacturing Controller and Senior Financial Analyst in the Company’s Infrastructure Solutions platform. Before joining Aegion, Heggemann had roles of increasing responsibility at Spartan Showcase, a division of Leggett & Platt, Inc., and at Corboline Company.

Heggemann succeeds Kenneth L. Young, who will continue to serve as Aegion’s Senior Vice President and Treasurer.

About Aegion Corporation (Nasdaq Global Select Market: AEGN)

Aegion combines innovative technologies with market leading expertise to maintain, rehabilitate and strengthen infrastructure around the world. Since 1971, the Company has played a pioneering role in finding innovative solutions to rehabilitate aging infrastructure, primarily pipelines in the wastewater, water, energy, mining and refining industries. Aegion also maintains the efficient operation of refineries and other industrial facilities. Aegion is committed to Stronger. Safer. Infrastructure®. More information about Aegion can be found at www.aegion.com.

Aegion® and the associated logo are the registered trademarks of Aegion Corporation and its affiliates.

(AEGN-GEN)

CONTACT:	Aegion Corporation
David F. Morris, Executive Vice President and Chief Financial Officer
(636) 530-8000